Exhibit 5.1

Eric C. Jensen

+1 650 843 5049

ejensen@cooley.com

September 27, 2019

Oportun Financial Corporation

2 Circle Star Way

San Carlos, California 94070

Ladies and Gentlemen:

We have acted as counsel to Oportun Financial Corporation, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of (a) 1,864,025 shares of common stock, par value $0.0001 per share, (the “2005 Plan Shares”) issuable pursuant to the Company’s Amended and Restated 2005 Stock Option/Stock Issuance Plan, as amended, (the “2005 Plan”), (b) 3,714,300 shares of common stock, par value $0.0001 per share, (the “2015 Plan Shares”) issuable pursuant to the Company’s 2015 Stock Option/Stock Issuance Plan, as amended, (the “2015 Plan”), (c) 7,469,664 shares of common stock, par value $0.0001 per share (the “2019 EIP Shares”) issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 EIP”) and (d) 726,186 shares of common stock (together with the 2005 Plan Shares, the 2015 Plan Shares and the 2019 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (together with the Company’s 2005 Plan, 2015 Plan and 2019 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Company’ s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect immediately following the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.3 and 3.4, respectively, to the Company’s registration statement (No. 333-232685) on Form S-1, the Plans and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and we have assumed the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are prerequisites to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

September 27, 2019

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

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Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

September 27, 2019

Page Three

Sincerely,

COOLEY LLP

By:	/s/ Eric C. Jensen
Eric C. Jensen

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com